UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2013
BioMed Realty Trust, Inc.
BioMed Realty, L.P.
(Exact name of registrant as specified in its charter)

Maryland	1-32261 (BioMed Realty Trust, Inc.)	20-1142292 (BioMed Realty Trust, Inc.)
(State or other jurisdiction of	000-54089 (BioMed Realty, L.P.)	20-1320636 (BioMed Realty, L.P.)
incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
17190 Bernardo Center Drive
San Diego, California 92128
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 485-9840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 24, 2013, BioMed Realty, L.P. (the “Operating Partnership”), the operating partnership subsidiary of BioMed Realty Trust, Inc. (the “Company”), entered into an amended and restated unsecured credit agreement (the “Amended and Restated Credit Facility”), amending and restating its unsecured credit agreement dated July 14, 2011, as amended, and a second amendment (the “Term Loan Amendment”) to its senior unsecured term loan facility dated March 30, 2012, as amended, with KeyBank National Association, as administrative agent, and certain other lenders.
The Amended and Restated Credit Facility provides for aggregate borrowings of up to $1.25 billion, consisting of a revolving line of credit of $900 million (the “Line Loan”) and a term loan of $350 million (the “Term Loan”), with a maturity date of March 24, 2018. Subject to the administrative agent's reasonable discretion, the Operating Partnership may increase the amount of the commitments under the Amended and Restated Credit Facility up to $1.8 billion upon satisfying certain conditions. In addition, the Operating Partnership, at its sole discretion, may extend the maturity date to September 24, 2018 after satisfying certain conditions and paying an extension fee.
Borrowings under the Amended and Restated Credit Facility bear interest at floating rates equal to, at the Operating Partnership's option, either (1) reserve-adjusted LIBOR plus a spread which ranges from 92.5 to 170 basis points (with respect to Line Loans) and a spread which ranges from 95 to 195 basis points (with respect to Term Loans), in each case depending on the Company's credit ratings, or (2) the highest of (a) the prime rate then in effect plus a spread which ranges from 0 to 70 basis points, (b) the federal funds rate then in effect plus a spread which ranges from 50 to 120 basis points, or (c) one-month LIBOR plus a spread which ranges from 92.5 to 170 basis points, in each case depending on the Company's credit ratings. In addition, a facility fee is payable on the total $900 million capacity of the Line Loan, which ranges from 12.5 to 30 basis points per annum, depending on the Company's credit ratings.
The Amended and Restated Credit Facility and Term Loan Amendment also amend, among other things, (1) the definition of “Capitalization Rate” to mean 7.25% with respect to all projects other than the Company's Center for Life Science | Boston property, and 6.25% with respect to the Center for Life Science | Boston property, and (2) certain definitions used to calculate the financial covenants.
On September 25, 2013, the Operating Partnership entered into interest rate swap agreements, which are intended to have the effect of fixing interest payments on $200.0 million of the Term Loan outstanding at approximately 2.2% for a three-year term, subject to adjustment based on the Company's credit ratings.
The foregoing descriptions of the Amended and Restated Credit Facility and the Term Loan Amendment do not purport to be complete and are qualified in their entirety by reference to the complete text of the Amended and Restated Credit Facility, Form of Amended and Restated Line Note, Form of Amended and Restated Competitive Bid Note, Form of Term Note, Form of Swing Loan Note and Term Loan Amendment, which are filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6, respectively, to this report and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

In connection with the execution of the Amended and Restated Credit Facility, the Company issued a press release, which is attached as Exhibit 99.1 hereto. The information contained in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company or the Operating Partnership, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.
(d)     Exhibits:

Exhibit
Number	Description of Exhibit
10.1
Amended and Restated Unsecured Credit Agreement, dated as of September 24, 2013, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.

10.2	Form of Amended and Restated Line Note under Amended and Restated Unsecured Credit Agreement.
10.3	Form of Amended and Restated Competitive Bid Note under Amended and Restated Unsecured Credit Agreement.
10.4	Form of Term Note under Amended and Restated Unsecured Credit Agreement.
10.5	Form of Amended and Restated Swing Loan Note under Amended and Restated Unsecured Credit Agreement.
10.6
Second Amendment to Unsecured Term Credit Agreement, dated as of September 24, 2013, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.

99.1	Press release issued by BioMed Realty Trust, Inc. on September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2013	BIOMED REALTY TRUST, INC.
By: /s/ Greg N. Lubushkin
Name: Greg N. Lubushkin Title: Chief Financial Officer

BIOMED REALTY, L.P.
By: BioMed Realty Trust, Inc. its General Partner
By: /s/ Greg N. Lubushkin
Name: Greg N. Lubushkin Title: Chief Financial Officer